Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of August 14, 2007 (the “Effective Date”) by and between SEMILEDS CORPORATION, a Delaware corporation (the “Company”), and DAVID YOUNG (“Employee”).  The term Company in this Agreement (other than the application of Section 2) shall include its affiliates where appropriate.

RECITALS:

A.                                   The Company wishes to employ Employee as Chief Financial Officer (“CFO”) of the Company.

B.                                     Employee wishes to be employed by the Company as the Company’s CFO.

AGREEMENT:

In consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      EMPLOYMENT: TERM OF EMPLOYMENT

1.1                                 Employee shall commence working for the Company on March 3, 2008 (the “Commencement Date”).  Employee hereby understands and agrees that employment with the Company is terminable at will and that both the Company and Employee shall have the right to discontinue the employment relationship at any time and for any reason.

1.2                                 Employee shall provide financial, accounting and operational duties for the Company.  Employee hereby agrees to perform such duties and to satisfy such responsibilities during employment with the Company.

2.                                      CONSIDERATION

2.1                                 Company agrees to compensate Employee, starting from the Commencement Date, at the rate of $100,000 per year, payable monthly in accordance with the Company’s regular payroll policies and procedures as in effect from time to time.  Employee shall receive an allowance amount of $12,000 per year.  Employee will understand that compensation is subjected to change annually as reviewed by the Company.

2.2                                 The Company will grant Employee the following stock options based on the following respective terms:

2.2.1                        An option to purchase 500,000 shares of the Company’s Common Stock will be granted about the Commencement Date (the “First Option”) pursuant to the company employee stock option plan.  The First Option will be subject to annual vesting over a four (4) year period, starting from the Commencement Date (25% of the First Option will be vested at each of the anniversaries of the Commencement Date, such that all of the First Option shares will be vested on the fourth anniversary of the Commencement Date).

2.2.2                        An option to purchase 500,000 shares of the Company’s Common Stock will be granted about the Commencement Date (the “Second Option”), pursuant to the company employee stock option plan.  The Second Option will be subject to annual vesting over a four (4) year period, starting one (1) year from the Commencement Date (25% of the Second Option will be vested at each of the anniversaries of the Commencement Date, starting from the second anniversary of the Commencement Date, such that all of the Second Option shares will be vested on the fifth anniversary of the Commencement Date).

2.2.3                        If this Agreement is terminated by the Company without Cause (as defined below) before the first (1st) anniversary of the Commencement Date, then all of the First Option shares will be deemed vested.

2.2.4                        If this Agreement is terminated by the Company without Cause after the first anniversary of the Commencement Date but before the second (2nd) anniversary of the Commencement Date, then all of Employee’s outstanding option shares will be deemed vested.

2.2.5                        In the event of the Company’s Change of Control (as defined below) that consummates within twenty-seven (27) months from the Effective Date (provided that the Commencement Date shall occur on or before November 12, 2007; or within twenty-four months from the Commencement Date, if the Commencement Date shall occur after November 12, 2007), (a) all of the shares under the First Option and Second Option will be deemed vested upon such Change of Control, and (b) the Company will additionally grant Employee an option to purchase 1,000,000 shares of the Company’s Common Stock to be fully vested and exercisable upon such Change of Control, pursuant to the company employee stock option plan (subject to recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar changes in the capital structure of the Company without consideration).  “Change of Control” means the acquisition of the Company by another entity by means of (x) cash, (y) merger or stock transfer (excluding any financing transaction or reincorporation by the Company) in connection with which the stockholders of the Company immediately prior to the transaction possess less than 50 percent (50%) of the voting securities of the surviving or continuing entity immediately after the transaction, or (z) a sale of all of the assets of the Company.

2.3                                 The Company may, at its sole discretion and based on its satisfaction of Employee’s performance, grant Employee the following additional stock options based on the following respective terms:

2.3.1                        About the second anniversary of the Commencement Date, an option to purchase 500,000 shares of the Company’s Common Stock (the “Third Option”), pursuant to the Company employee stock option plan (subject to recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar changes in the capital structure of the Company without consideration).  The Third Option will be subject to annual vesting over a four (4) year period, starting two (2) years from the Commencement Date (25% of the Third Option will be vested at each of the anniversary of the Commencement Date, starting from the third anniversary of the Commencement Date, such that all of the Third Option shares will be vested on the sixth anniversary of the Commencement Date).

2.3.2                        About the third anniversary of the Commencement Date, an option to purchase 500,000 shares of the Company’s Common Stock (the “Fourth Option”), pursuant to the Company employee stock option plan (subject to recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar changes in the capital structure of the Company without consideration).  The Fourth Option will be subject to annual vesting over a four (4) year period, starting three (3) years from the Commencement Date (25% of the Fourth Option will be vested at each of the anniversary of the Commencement Date, starting from the fourth anniversary of the Commencement Date, such that all of the Fourth Option shares will be vested on the seventh anniversary of the Commencement Date).

2.4                                 Employee shall be entitled to vacation, sick leave, and other fringe benefits in accordance with the Company’s policies as they exist from time to time.

3.                                      PERFORMANCE OF DUTIES: PROPRIETARY INFORMATION AND INVENTION AGREEMENT

3.1                                 Employee will serve as CFO of the Company.  In his capacity as CFO, Employee will do and perform all services, acts, or things necessary or advisable as an officer of the Company in such capacities, subject at all times to the policies set by the Company and according to the company code of ethics.

3.2                                 In consideration of the payments to be made hereunder, Employee agrees to devote his full time and efforts during normal working hours to the performance of his duties hereunder and to serve the Company diligently and to the best of his abilities.

3.3                                 As part of and in connection with the execution of this Employment Agreement, the parties have executed a proprietary information and invention agreement of even date herewith (the “Proprietary Information and Inventions Agreement”), a copy of which is attached hereto as Exhibit A and incorporated herein.

4.                                      NONCOMPETITION

4.1                                 The Company is engaged in the business of light emitting diodes (“LED”), LED packaging, lighting, and other related products (such business, together with any other business of the Company conducted, constituted or reasonably contemplated by the Company during the Non-Competition Period, as defined below, being collectively referred to herein as the “Business”).  The parties acknowledge that the relevant market for the Business is worldwide in scope and that there exists intense worldwide competition for the products and services of the Business.

4.2                                 Employee acknowledges and agrees with the Company that Employee’s services to the Company are unique in nature and that the Company would be irreparably damaged if Employee were to provide similar services to any individual, corporation, company, partnership, joint venture or any other entity (each or together, the “Person”) competing with the Company or engaged in a similar business.  Accordingly, Employee covenants and agrees with the Company that during the period commencing from the Effective Date and ending twenty-four (24) months after the date of termination of Employee’s employment with the Company (the “Non-Competition Period”): Employee shall not, directly or indirectly, either for himself or herself or for any Person, participate in any business (including, without limitation, any division, group or franchise of a larger organization) in Taiwan, China, Korea, Japan, Singapore, Malaysia, United States, Canada, Germany and Netherlands which engages or which proposes to engage in the promotion, design, development, manufacture, sale, distribution or production of products or technologies involving the Business.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service, advice or assistance to any Person whether as a partner, director, officer, employee, agent, representative, advisor, consultant or otherwise.

4.3                                 Employee agrees that during the Non-Competition Period, at any time or for any reason, Employee shall not, directly or indirectly:  (a) with respect to the Business, solicit or divert any business or clients or customers of the Company away from the Company; (b) induce customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company, to reduce or alter any such association or business with the Company; (c) induce or attempt to induce any Person in the employment of the Company to (i) terminate such employment, and/or (ii) accept employment, or enter into any consulting arrangement, with any Person other than the Company; or (d) hire, attempt to hire either for Employee’s or on behalf of any other Person, directly or through another Person any person who was an employee of the Company at any time during the Non-Competition Period.

4.4                                 The parties agree that (i) Employee is obligated under this Agreement to fulfill obligations, comply with covenants and provide services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement peculiar value so that the loss of such fulfillment or any violation by Employee of this Agreement, including but not limited to with respect to Sections 4.2 and 4.3 of this Agreement, will materially and irreparably harm the Company, that money damage will not afford the Company an adequate remedy, and (ii) if Employee is in breach or threatens breach of any provision of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law or equity, to seek and obtain provisional relief from a court or a tribunal requiring specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement.  In addition to the remedies set forth above, if Employee is in breach of any provision of this Agreement, Employee shall pay the Company immediately upon receipt of the Company’s request an amount equal to the amount of Employee’s annual salary rate as of the termination of this Agreement.  Each of the parties to this Agreement shall be entitled to enforce such party’s rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement, and to exercise all other rights existing in such party’s favor.

4.5                                 As consideration for the covenants described in this Agreement, the Company may, at its own discretion, deliver to Employee, at Employee’s last known address or bank account, for each twelve-month period, commencing on the date of Employee’s termination, an amount equal to one-half of Employee’s annual salary then existed.  The parties acknowledge that this payment shall constitute sufficient consideration for the undertakings described in Sections 4.2 and 4.3.  Notwithstanding the previous sentence, the parties agree that if a court or a duly seated tribunal determines that additional consideration would be required for the effectiveness and enforceability of such undertakings, then the Company shall have the option, in its sole discretion, of paying such additional consideration within a reasonable time after such court or tribunal determination.

5.                                      TERMINATION

5.1                                 This Agreement may be terminated by either party for any reason with thirty (30) days’ notice to the other party.

5.2                                 Notwithstanding the above, this Agreement may be terminated immediately with Cause.  “Cause” means:  (a) the conviction of a felony or of any criminal offense involving moral turpitude, (b) the repeated failure of Employee to satisfactorily perform duties reasonably required of him by the Company, (c) Employee’s material breach of the Proprietary Information and Inventions Agreement, the Company’s written policies established by the Board of Directors or of any term or provision of this Agreement or (d) misappropriation of property of the Company or unlawful appropriation of a corporate opportunity of the Company or the Company business.

5.3                                 This Agreement shall automatically terminate, without notice and without liability to the Company, upon the death or permanent disability of Employee.

5.4                                 Other than as set forth in Sections 2.2.3 and 2.2.4, in the event of a termination of this Agreement for any reason or for no reason, Employee shall thereafter have no further right to receive compensation or benefits under this Agreement, other than compensation or benefits accrued and vested prior to the date of such termination.

6.                                      CONFIDENTIAL INFORMATION AND INVENTIONS

6.1                                 Employee agrees to abide by all of the terms and conditions of the Proprietary Information and Inventions Agreement.

6.2                                 Without limiting the generality of any of his obligations under the Proprietary Information and Inventions Agreement, Employee agrees that he shall hold in confidence and shall not at any time during or after his relationship with the Company (i) directly or indirectly reveal, report, publish, disclose, or transfer the Confidential Information (as defined in the Proprietary Information and Inventions Agreement) or any part to any person or entity, (ii) use any of the Confidential Information of any party thereof for any purpose other than in the course of his work for, and for the benefit of the Company, (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof or to solicit business from or provide services or products of any type to any of the Company’s customers, or (iv) solicit (on Employee’s behalf or on behalf of any third party) any employee of the Company for the provision of any services or products which Employee is prohibited from providing hereunder.

6.3                                 The obligations set forth in the Section 6 shall survive any termination of the Agreement for any reason whatsoever.

7.                                      EQUITABLE REMEDIES

It is anticipated by the parties that during the term hereof Employee will continue, on behalf of the Company, to develop and acquire knowledge with respect to, among other things, the research, development and/or enhancement of products included in, derivative of or related to such intellectual property assets of the Company.  Because of the foregoing, the parties acknowledge and agree that the services to be performed hereunder by Employee are of a special, unique, unusual, extraordinary or intellectual character, and which are of peculiar value the loss of which cannot be reasonably or adequately compensated in damages.  Accordingly, Employee acknowledges and agrees that the Company shall be entitled to all equitable remedies including injunctive relief to enforce the provisions of the Agreement.

8.                                      SURRENDER OF BOOKS AND RECORDS

All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any way incorporating or reflecting any of the Confidential Information and all proprietary rights therein, including copyrights, shall, as between the Company and Employee, belong to the Company, and Employee agrees to turn over all copies of such materials in Employee’s control to the Company upon request or upon termination of Employee’s relationship with the Company.  Employee agrees that on the termination of his relationship with the Company in any manner, he will participate in an exit interview conducted by a representative of the Company.

9.                                      SEVERABILITY

To the extent that any provision of this Agreement shall be unlawful, invalid, void or unenforceable for any reason, it shall be deemed severable from, and shall in no way affect the validity or enforceability of, the remainder of such provision (if any) or of this Agreement, which shall remain valid and enforceable according to its terms.  In furtherance of, and not in limitation of, the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, than such provision shall be deemed narrowed to the broadest term, coverage or scope permitted by applicable law.

10.                               MISCELLANEOUS

10.1                           Assignment.  Employee’s rights, duties and responsibilities under this Agreement may not be assigned, delegated, or otherwise transferred by Employee in any manner without the prior express written consent of the Company, which the Company may withhold in its discretion.  This Agreement and all obligations and benefits of the Company hereunder shall bind and inure to the benefit of the Company, its respective affiliates, and its respective successors and assigns.

10.2                           Notices.  Any notice, request, demand, statement, authorization, approval or consent required or permitted under this Agreement shall be in writing and shall be made by, and deemed duly given upon, (a) deposit in the mail, postage prepaid, registered or certified, return receipt requested, (b) personal delivery, (c) delivery to an overnight courier of recognized reputation, or (d) facsimile transmission (with confirmation by mail).  All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authority or the signed acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

10.3                           Entire Agreement.  This Agreement, the schedules referred to herein and the Proprietary Information and Inventions Agreement constitute the entire contract between the parties with respect to the subject matter covered by this Agreement, and supersede all previous discussions, negotiations, oral or written, representations, statements, arrangements, agreements and understandings, if any, by and among the parties with respect to the subject matter covered by this Agreement other than those herein, and any such discussions, negotiations, oral or written, representations, statements, arrangements, agreements and understandings are hereby canceled and terminated in all respects.  This Agreement may not be amended, changed or modified except by a writing duly executed by the parties hereto or their duly authorized representatives.  All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto.  The parties have made no representations or warranties not expressly set forth in this Agreement.

10.4                           Remedies.  All rights and remedies of the parties are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the parties may have.  The parties shall not be deemed to waive any of their rights or remedies under this Agreement, unless such waiver is in writing and signed by the party to be bound.  No delay or omission on the part of any party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other right or remedy.  A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.5                           Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same agreement.  A facsimile signature page shall be deemed an original.

10.6                           Governing Law.  The rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of Taiwan, excluding that body of law known as conflicts of law.

10.7                           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal and personal representatives.

10.8                           Legal Advice and Construction of Agreement.  Both the Company and Employee have received, or have had sufficient opportunity to receive, independent legal advice with respect to the advisability of entering into this Agreement, and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s legal counsel in entering into this Agreement.  Each party has participated in the drafting and preparation of this Agreement, and accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

Employee expressly agrees that there are no expectations contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

COMPANY		EMPLOYEE

SEMILEDS CORPORATION		David Young

By:	/s/	/s/ David Young

Name:

Title: